THE BNY MELLON FAMILY OF FUNDS
BNY Mellon Tax Managed Growth Fund
BNY Mellon High Yield Fund

Rule 18f-3 Plan

     Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

     The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1. Class Designation: Fund shares shall be divided into Class A, Class C and Class I.

     2. Differences in Services: The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, unless otherwise noted on Schedule A hereto, shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares.

     3. Differences in Distribution Arrangements: Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. Class A shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the sales charge, the amount of and provisions relating to the CDSC pertaining to the Class A shares, and the amount of the fee under the Distribution Plan pertaining to Class A shares are set forth on Schedule B attached hereto.

     Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC. Class C shares shall be subject to a Distribution Plan and a Service Plan each adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Service Plan pertaining to the Class C shares, are set forth on Schedule C attached hereto.

     Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by BNY Mellon Investment Adviser, Inc., (viii) U.S.-based employees of The

Bank of New York Mellon Corporation, Board members of BNY Mellon Investment Adviser, Inc. and Board members of funds in the BNY Mellon Family of Funds, and the spouse, domestic partner or minor child of any of the foregoing, subject to certain requirements described in the Fund's prospectus or statement of additional information, (ix) clients of financial intermediaries effecting transactions in Class I shares through their brokerage platforms solely as a broker in an agency capacity for their clients and that have entered into an agreement with the Fund's Distributor, and (x) with respect to Class I shares of those Funds indicated on Schedule A hereto, certain funds in the BNY Mellon Family of Funds, series of BNY Mellon Funds Trust and unaffiliated investment companies approved by the Fund's Distributor. In addition, Class I shares of the Fund shall be offered to shareholders of the Fund who have held their Class I shares since June 5, 2003 and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.

     4. Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a Distribution Plan and Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

     5. Conversion Features: Class C shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class, without the imposition of any sales charge, fee or other charge, as set forth on Schedule C hereto. No other Class shall be subject to any automatic conversion feature. Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund. Except as otherwise provided in the Fund's prospectus, shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.

     6. Exchange Privileges: Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by BNY Mellon Investment Adviser, Inc. or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Adopted: April 26, 1995
Amended as of: May 1, 2020

SCHEDULE A

Name of Fund

BNY Mellon Investment Funds IV, Inc.
--BNY Mellon Tax Managed Growth Fund†

BNY Mellon Investment Funds III
--BNY Mellon High Yield Fund

† The Fund offers Class I shares to unaffiliated investment companies approved by the Fund's Distributor.
†† The Fund offers Class I shares to certain funds in the BNY Mellon Family of Funds, series of BNY Mellon
Funds Trust and unaffiliated investment companies approved by the Fund's Distributor.

A-1

SCHEDULE B

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
	As a % of	As a % of
	offering price	net asset value
Amount of Transaction	per share	per share
Less than $50,000	5.75	6.10
$50,000 to less than $100,000	4.50	4.71
$100,000 to less than $250,000	3.50	3.63
$250,000 to less than $500,000	2.50	2.56
$500,000 to less than $1,000,000	2.00	2.04
$1,000,000 or more	-0-	-0-

Front-End Sales Charge—Class A Shares of BNY Mellon High Yield Fund—The public offering price for Class A shares of BNY Mellon High Yield Fund, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
	As a % of	As a % of
	offering price	net asset value
Amount of Transaction	per share	per share
Less than $50,000	4.50	4.71
$50,000 to less than $100,000	4.00	4.17
$100,000 to less than $250,000	3.00	3.09
$250,000 to less than $500,000	2.50	2.56
$500,000 to less than $1,000,000	2.00	2.04
$1,000,000 or more	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

SCHEDULE B (continued)

Class A shares of a Fund may be purchased directly from the Fund or through a financial intermediary, other than Ameriprise Financial, Edward Jones, Janney, Merrill Lynch, Morgan Stanley Wealth Management or Raymond James (as defined below), at net asset value without a front-end sales charge by the following individuals and entities:

  Full-time or part-time employees, and their spouses or domestic partners and minor children, of BNY Mellon Investment Adviser, Inc. or any of its affiliates.

  Board members of BNY Mellon Investment Adviser, Inc. and Board members of the BNY Mellon Family of Funds, and their spouses or domestic partners and minor children.

  Full-time employees, and their spouses and minor children, of financial intermediaries.

  "Wrap" accounts for the benefit of clients of financial intermediaries.

  Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that may or may not charge their customers a transaction fee.

  Retirement Plans, provided that, if such Class A shares are purchased through a financial intermediary, the financial intermediary performs recordkeeping or other administrative services for the Retirement Plan.

  Shareholders in IRA rollover accounts sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates funded with the distribution proceeds from Retirement Plans. Upon establishing the IRA rollover account sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates in the Fund, the shareholder shall become eligible to make subsequent purchases of Class A shares of the Fund at net asset value in such account.

In addition, shareholders of the Fund will receive Class A shares of the Fund at net asset value without a front-end sales charge upon the conversion of such shareholders' Class C shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares.

Class A shares of a Fund may be purchased at net asset value without payment of a sales charge by the following individuals and entities, if such shares are purchased directly from the Fund for accounts maintained with the Fund:

  Investors who either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account directly with a BNY Mellon Investment Adviser, Inc.-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self- directed investment account that may or may not be subject to a transaction fee.

  Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts.

  Shareholders who received Class A shares in exchange for old Class T shares of the Fund on February 4, 2009.

SCHEDULE B (continued)

Front-end sales charge waivers on Class A shares of a Fund purchased through Ameriprise Financial

Shareholders purchasing Class A shares of the Fund through an Ameriprise Financial platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.

  Shares purchased through an Ameriprise Financial investment advisory program.

  Shares purchased by third party investment advisors on behalf of their advisory clients through Ameriprise Financial's platform.

  Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

  Shares exchanged from Class C shares of the same Fund in the month of or following the 10-year anniversary of the purchase date. To the extent that the Fund's prospectus otherwise provides for a waiver with respect to such shares following a shorter holding period, that waiver will apply to exchanges following such shorter period. To the extent that the Fund's prospectus otherwise provides for a waiver with respect to exchanges of Class C shares for load waived shares, that waiver will also apply to such exchanges.

  Shares purchased by employees and registered representatives of Ameriprise Financial or its affiliates and their immediate family members.

  Shares purchased by or through qualified accounts (including IRAs, Coverdell Education Savings Accounts, 401(k)s, 403(b) TSCAs subject to ERISA and defined benefit plans) that are held by a covered family member, defined as an Ameriprise Financial advisor and/or the advisor's spouse, advisor's lineal ascendant (mother, father, grandmother, grandfather, great grandmother, great grandfather), advisor's lineal descendant (son, step-son, daughter, step-daughter, grandson, granddaughter, great grandson, great granddaughter) or any spouse of a covered family member who is a lineal descendant.

  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

SCHEDULE B (continued)

Front-end sales charge waivers on Class A shares of a Fund purchased on the Edward Jones commission and fee-based platforms

Effective on or after May 1, 2020, shareholders purchasing Class A shares of the Fund on the Edward Jones commission and fee-based platforms may purchase Class A shares at NAV without payment of a sales charge as follows:

  Shares purchased by associates of Edward Jones or its affiliates and their family members who are in the same pricing group (i.e., accounts grouped by Edward Jones for the purpose of providing certain pricing considerations as determined by Edward Jones under its policies and procedures) as the associate. This waiver will continue for the remainder of the associate's life if the associate retires from Edward Jones in good-standing.

  Shares purchased in an Edward Jones fee-based program.

  Shares purchased through reinvestment of dividends and capital gains distributions of the Fund.

  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 60 days following the redemption, and (2) the redemption and purchase are made in the same share class and the same account or the purchase is made in an individual retirement account with proceeds from liquidations in a non- retirement account (i.e., Right of Reinstatement).

  Shares exchanged into Class A shares from another share class so long as the exchange is into the same Fund and was initiated at the discretion of Edward Jones. Edward Jones is responsible for any CDSC due, if applicable. Any future purchases are subject to the applicable sales charge as disclosed in the Fund's prospectus.

  Exchanges from Class C shares to Class A shares of the same fund, generally, in the 84th month following the anniversary of the purchase date or earlier at the discretion of Edward Jones.

Front-end sales charge waivers on Class A shares of a Fund purchased through a Janney Montgomery Scott LLC (Janney) brokerage account

Effective May 1, 2020, shareholders purchasing Class A shares of the Fund through a Janney brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

Shares purchased through reinvestment of dividends and capital gains distributions of the Fund
(but not of any other fund in the BNY Mellon Family of Funds).
Shares purchased by employees and registered representatives of Janney or its affiliates and their famly members as designated by Janney.
Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon
Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2)
the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

SCHEDULE B (continued)

  Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, 403(b) plans, profit-sharing and money purchase pension plans and deferred benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP-IRAs, SARSEPs, SIMPLE IRAs or Keogh plans.

  Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Janney's policies and procedures.

Front-end sales charge waivers on Class A shares of a Fund purchased through Merrill Lynch

Shareholders purchasing Class A shares of the Fund through an omnibus account maintained with Merrill Lynch may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan.

  Shares purchased by or through a 529 plan.

  Shares purchased through a Merrill Lynch-affiliated investment advisory program.

  Shares purchased by third party investment advisors on behalf of their advisory clients through Merrill Lynch's platform.

  Shares purchased through the Merrill Edge Self-Directed platform.

  Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

  Shares acquired through an exchange (i.e., conversion) of Class C shares of the Fund pursuant to Merrill Lynch's policies relating to sales load discounts and waivers. Merrill Lynch has agreed to be responsible for any CDSC due, if applicable. Any future purchases of Class A are subject to the applicable sales charge as disclosed in the Fund's prospectus.

  Shares purchased by employees and registered representatives of Merrill Lynch or its affiliates and their family members.

  Shares purchased by board members of the Fund and employees of BNY Mellon Investment Adviser, Inc. or any of its affiliates, as described in the Fund's prospectus.

  Shares purchased from the proceeds of a redemption of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

SCHEDULE B (continued)

  Shares acquired through an exchange (i.e., conversion) from another share class of the fund that are not or no longer subject to a CDSC as a result of the shareholder's holdings moving from a Merrill Lynch affiliated investment advisory program to a Merrill Lynch brokerage (non- advisory) account pursuant to Merrill Lynch's policies relating to sales load discounts and waivers

Front-end sales charge waivers on Class A shares of a Fund purchased through Morgan Stanley Wealth Management

Shareholders purchasing Class A shares of the Fund through a Morgan Stanley Wealth Management transactional brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.

  Shares purchased by Morgan Stanley employee and employee-related accounts according to Morgan Stanley's account linking rules.

  Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund.

  Shares purchased through a Morgan Stanley self-directed brokerage account.

  Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Morgan Stanley Wealth Management's share class conversion program.

  Shares purchased from the proceeds of redemptions from a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC.

Front-end sales charge waivers on Class A shares of a Fund purchased through Raymond James & Associates, Inc., Raymond James Financial Services or Raymond James affiliates (Raymond James)

Shareholders purchasing Class A shares of the Fund through a Raymond James platform or account, or through an introducing broker-dealer or independent registered investment adviser for which Raymond James provides trade execution, clearance and/or custody services, may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through a Raymond James investment advisory program

  Shares purchased within the BNY Mellon Family of Funds, including shares of the Fund, through a systematic reinvestment of dividends and capital gains distributions of the Fund

  Shares purchased by employees and registered representatives of Raymond James and their family members as designated by Raymond James

SCHEDULE B (continued)

  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement)

  Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Raymond James' share class conversion policies and procedures

****

Amount of Distribution Plan Fees—Class A Shares—Under the Distribution Plan, .25 of 1% of the value of the average daily net assets of Class A to compensate the Fund's Distributor for shareholder servicing activities and for activities or expenses primarily intended to result in the sale of the Fund's Class A shares.

SCHEDULE C

Contingent Deferred Sales Charge—Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of Class C shares held for the longest period of time.

Waiver of CDSC—Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly from the Fund for accounts maintained with the Fund, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Edward Jones—Effective on or after May 1, 2020, Fund shares purchased on the Edward Jones commission and fee-based platforms are eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through a systematic withdrawal plan, if such redemptions do not exceed 10% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts if the redemption is taken in or after the year the shareholder reaches qualified age based on applicable IRS regulations, (e) redemptions made to pay Edward Jones fees or costs, but only if the redemption is initiated by Edward Jones, (f) exchanges of shares in an Edward Jones fee-based program, and (g) shares acquired through a Right of Reinstatement.

C-1

SCHEDULE C (continued)

CDSC Waivers Available Through Janney—Effective May 1, 2020, Fund shares purchased through Janney brokerage account are eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Janney fees, but only if the redemption is initiated by Janney, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares for shares of the same class of a different fund, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

CDSC Waivers Available Through Merrill Lynch—Fund shares purchased through an omnibus account maintained with Merrill Lynch are eligible only for the following CDSC waivers: (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) shares acquired through a Right of Reinstatement, (e) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (f) redemptions made to pay Merrill Lynch fees, but only if the redemption is initiated by Merrill Lynch, (g) redemptions of Fund shares held in a retirement brokerage account that are exchanged for shares of a lower cost share class in connection with the transfer to certain fee based accounts or platforms, and (h) shares acquired through an exchange as a result of the shareholder's holdings moving from a Merrill Lynch affiliated investment advisory program to a Merrill Lynch brokerage (non-advisory) account pursuant to Merrill Lynch's policies relating to sales load discounts and waivers (Merrill Lynch has agreed to be responsible for any CDSC due, if applicable).

CDSC Waivers Available Through Raymond James—Fund shares purchased through a Raymond James platform or account are eligible only for the following CDSC waivers: (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Raymond James fees, but only if the redemption is initiated by Raymond James, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

C-2

SCHEDULE C (continued)

Amount of Distribution Plan and Service Plan Fees—Class C Shares—Except as otherwise noted, under the Distribution Plan, .75 of 1% of the value of the average daily net assets of Class C to pay the Distributor for distributing the Fund's Class C shares. Under the Service Plan, .25 of 1% of the value of the average daily net assets of Class C to pay the Distributor for the provision of certain services to the holders of the Fund's Class C shares.

Conversion of Class C Shares—Approximately ten years after the date of purchase, Class C shares purchased directly from the Fund for accounts maintained with the Fund or through a financial intermediary, except as otherwise disclosed in the Fund's prospectus, automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. At the time of conversion, Class C shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class C shares (other than Dividend Shares) converting to Class A shares bears to the total Class C shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

C-2